UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2013

Date of Report

Date of earliest event reported

BLUCORA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 N.E. 8th Street, Suite 800

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 30, 2013, TaxACT, Inc. (“TaxACT”) and TaxACT Holdings, Inc. (“TaxACT Holdings”) entered into a Credit Agreement (the “Credit Agreement”) and ancillary agreements and documents (collectively, with the Credit Agreement, the “Credit Facility”) with Wells Fargo Bank, N.A., as administrative agent and a lender (“Wells Fargo”), BMO Harris Bank, N.A., Silicon Valley Bank, Bank of America, N.A., and RBS Citizens, N.A. (collectively, with Wells Fargo, the “Lenders”). TaxACT Holdings is a wholly-owned subsidiary of Blucora, Inc. (“Blucora”), and TaxACT is a wholly-owned subsidiary of TaxACT Holdings. The Credit Agreement replaces the previous credit agreement entered into by TaxACT and TaxACT Holdings on January 31, 2012, which has been terminated in connection with the execution of the Credit Agreement (see further discussion below under Item 1.02).

The Credit Agreement was entered into for the purpose of refinancing the previous credit agreement on more favorable terms. TaxACT Holdings executed the Credit Agreement solely as a guarantor and granted a security interest in 100% of the outstanding equity in TaxACT as collateral for the Credit Facility. Blucora is not a party to the Credit Agreement, and has not guaranteed any of the obligations of its subsidiaries under the Credit Facility.

The Credit Facility consists of a $100,000,000 revolving credit commitment that reduces to $90,000,000 on August 30, 2014, to $80,000,000 on August 30, 2015, and to $70,000,000 on August 30, 2016. The final maturity date of the Credit Facility is August 30, 2018. TaxACT initially borrowed approximately $65,300,000 under the Credit Facility, which was used to pay off the previous credit facility and to pay certain expenses and fees related to the Credit Agreement.

TaxACT will pay a rate of interest, at its option, of either (i) LIBOR plus a margin of between 1.75% and 2.5%, or (ii) a specified variable rate plus a margin of between 0.75% and 1.5%, in each case with the applicable margin within the range dependent upon TaxACT’s ratio of leverage to EBITDA over the previous four quarters. In addition, TaxACT paid, and will pay during the term of the Credit Facility, the Lenders and Wells Fargo certain customary fees and costs.

The Credit Agreement contains the following customary terms and conditions that are applicable to TaxACT Holdings and TaxACT (but not Blucora): (i) representations and warranties, including but not limited to, (a) financial condition, (b) absence of any material adverse effect, and (c) organizational and legal status and authority; (ii) affirmative covenants, including but not limited to, (a) financial and collateral reporting, (b) payment of taxes and other obligations, (c) continuation of business and maintenance of existence and rights, and (d) maintenance of property and insurance; (iii) negative covenants, including but not limited to, (a) limitation on debt, (b) limitation on liens, (c) limitation on changes in nature of business, (d) limitation on consolidation, merger, sale, or purchase of assets, and (e) limitation on advances, investments, and loans; and (iv) specified financial covenants. The Credit Agreement also contains events of default consistent with those customarily found in similar financings, including but not limited to, (i) non-payment of obligations, (ii) inaccuracy of representations or warranties, (iii) non-performance of covenants and obligations, (iv) default on other material debt, (v) termination or default under material contracts, or (vi) bankruptcy or insolvency.

The foregoing description of the Credit Agreement and the Credit Facility is a summary, does not purport to be a complete description of the Credit Agreement or the Credit Facility, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement

On August 30, 2013, TaxACT and TaxACT Holdings paid off all amounts owed under the credit agreement entered into on January 31, 2012 (a copy of which was filed as Exhibit 10.45 to Blucora’s Annual Report on Form 10-K for the year ended December 31, 2011), and as a result, that credit agreement was terminated. All of the lenders that participated in new Credit Agreement described above in Item 1.01 also participated in the terminated credit agreement. Under the terms of the terminated credit agreement, TaxACT and TaxACT Holdings did not owe any early payment penalties. The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

10.1 Credit Agreement among TaxACT, Inc., as Borrower, TaxACT Holdings, Inc., as a Guarantor, and Wells Fargo Bank, N.A., as administrative agent and a lender, BMO Harris Bank, N.A., Silicon Valley Bank, Bank of America, N.A., and RBS Citizens, N.A., each as lenders, dated August 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2013

BLUCORA, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No	Description

EX-10.1	Credit Agreement among TaxACT, Inc., as Borrower, TaxACT Holdings, Inc., as a Guarantor, and Wells Fargo Bank, N.A., as administrative agent and a lender, BMO Harris Bank, N.A., Silicon Valley Bank, Bank of America, N.A., and RBS Citizens, N.A., each as lenders, dated August 30, 2013.